Exhibit 16.1

Williams & Webster, P.S.
Bank of America Financial Center
601 W. Riverside, Suite 1940
Spokane, WA 99201-0611

July 15, 2005

Securities and Exchange Commission
450 Fifth Street W
Washington, DC 20549

Re: Garuda Capital Corp.
File No.: 0 – 30927

Dear Sir or Madam:

We have read Item 4.01 of the Form 8-K of Garuda Capital Corp. dated July 11, 2005 and agree with the statements relating only to Williams & Webster, P.S., contained therein.

Our independent auditor’s report on the financial statements of Garuda Capital Corp. for the period ended June 30, 2005 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with Garuda Capital Corp. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington